Exhibit 107

Calculation of Filing Fee Tables

Form S-1/A

(Form Type)

Nauticus Robotics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock	457(c)	8,275,000	(1)	$4.65	(2)	$38,478,750	0.00011020	$4,240.36
	Equity	Common Stock Issuable upon exercise of Public Warrants	457(a)	8,625,000	(3)	$11.50	(3)	$99,187,500	0.00011020	$10,930.46
	Equity	Common Stock Issuable upon exercise of Private Warrants	457(a)	7,175,000	(4)	$11.50	(4)	$82,512,500	0.00011020	$9,092.88
	Equity	Common Stock Issuable upon exercise of SPA Warrants	457(a)	2,922,425	(5)	$20.00	(5)	$58,448,500	0.00011020	$6,441.02
	Equity	Common Stock Issuable upon exercise of Debentures	457(a)	2,922,425	(6)	$15.00	(6)	$43,638,375	0.00011020	$4,808.95
									Total fees	$35,513.67
								Total fees previously paid		$2,215.36
								Amount Owed		$33,298.31

1.	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction. Includes 3,100,000 shares of common stock, par value $0.0001 per share (“Common Stock”), of Nauticus that were issued to certain institutions and accredited investors in a private placement, 4,312,500 shares of Common Stock that were issued to CleanTech Sponsor I LLC and CleanTech Investments, LLC (the “Co-sponsors”) in conjunction with the Initial Public Offering (“IPO”) of Nauticus, 862,500 shares of Common Stock which were issued upon the conversion of the rights to receive one twentieth (1/20) of one share of Common Stock.

2.	Based on the average of the high ($4.79) and low ($4.50) prices of our Common Stock on the Nasdaq Capital Market on December 22, 2022.

3.	Represents 8,625,000 shares of Common Stock issuable upon the exercise of 8,625,000 redeemable warrants (the “Public Warrants”), which are exercisable at a price of $11.50 per share.

4.	Represents 7,175,000 shares of Common Stock issuable upon the exercise of 7,175,000 redeemable warrants (the “Private Warrants”), purchased by the Co-sponsors in connection with Nauticus’ IPO, which are exercisable at a price of $11.50 per share.

5.	Represents 2,922,425 shares of Common Stock issuable upon the exercise of 2,922,425 warrants (the “SPA Warrants”) that were issued to certain investors pursuant to the Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain investors purchasing up to an aggregate of $40.0 million in principal amount of secured debentures (the “Debentures”) and SPA Warrants, which are exercisable at a price of $20.00 per share.

6.	Represents 2,922,425 shares of Common Stock issuable upon the exercise of 2,922,425 Debentures that were issued to certain investors pursuant to the Securities Purchase Agreement, which are exercisable at a price of $15.00 per share.